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                           SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.  )

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    / /  Soliciting  Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                        TELEPHONE AND DATA SYSTEMS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                         N/A
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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TELEPHONE AND DATA SYSTEMS, INC.

30 North LaSalle Street
Suite 4000
Chicago, Illinois 60602
Phone: (312) 630-1900
                                                                          [LOGO]
Fax: (312) 630-1908
Internet home page: www.teldta.com
                                 April 30, 1997

Dear Fellow Shareowners:

    The TDS annual meeting will be held on May 16, 1997. At the meeting, holders of Common Shares and Preferred Shares issued before October 31, 1981 will elect one Class I director to the Board. YOUR BOARD OF DIRECTORS HAS NOMINATED MR. GEORGE W. OFF FOR THAT POSITION. A disruptive proxy contest is being conducted by Franklin Mutual Advisers, Inc. ("Franklin"), which is seeking to elect an alternate candidate to the Board. For the reasons discussed below, your Board of Directors unanimously recommends that you VOTE FOR MR. OFF. YOUR VOTE IS IMPORTANT! No matter how many shares you own, please sign, date and return the enclosed WHITE proxy card(s) as soon as possible, even if you have already sent in a blue proxy card.

                   TDS IS BUILDING LONG-TERM SHAREOWNER VALUE

    The Board and the Carlson family are firmly committed to increasing long-term shareowner value and believe that this will occur as a result of the substantial investments that the Company is making in the cellular, personal communications services (PCS) and telephone businesses. We believe that Franklin's proxy materials are intended to make you believe that the Board and the Carlson family are not concerned about building value for TDS shareowners. THAT IS FALSE! In our view, Franklin lacks a sufficiently long-term perspective to appreciate how those investments create value.

    THE COMPANY'S RECORD IS EXCELLENT! Two of the most important benchmarks for companies in our business -- operating cash flow per share and earnings per share -- increased from 1991 through 1996 at compound annual growth rates of 14.5% and 18.9%, respectively. In addition, the Company has increased its annual dividend rate during each of the past 23 consecutive years. The charts below illustrate the growth in operating cash flow and earnings per share.

     OPERATING CASH FLOW PER SHARE(1)               EARNINGS PER SHARE(2)
EDGAR REPRESENTATION OF DATA POINTS USED IN         EDGAR REPRESENTATION OF DATA POINTS USED IN
PRINTED GRAPHIC                                     PRINTED GRAPHIC
1991  $3.21                                         1991  $0.43
1996  $6.31                                         1996  $1.02
(1) Operating income plus depreciation and          (2) Excluding gains on sales of assets.
    amortization based on shares outstanding at
    year end.

    We believe Franklin is not only mistaken about how to build value but also overlooks the extraordinary long-term growth that TDS has already achieved. When you consider the growth of operating cash flow per share and earnings per share (which TAKE INTO ACCOUNT all stock issuances), it is clear that TDS has been building value for its shareowners. Franklin's focus on growth in the number of outstanding shares misses the point. The use of stock has enabled TDS to make acquisitions that have contributed significantly to the growth in operating cash flow and earnings.

                       TDS SHARE PRICES -- THE REAL STORY

    The following graph shows the performance of TDS Common Shares over a ten-year period ending December 31, 1996. If you had invested $100 in TDS Common Shares on December 31, 1986 and reinvested cash dividends, your investment would have grown to $490 in ten years -- representing a compound annual growth rate of 17.2%. This compares favorably to the S&P 500, which had a 14.9% annual compound growth rate over the same period, assuming the reinvestment of cash dividends.

                     GROWTH IN VALUE OF TDS COMMON SHARES*

          EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC
                            December 31, 1986  $100
                            December 31, 1996  $490

* Assumes $100 invested in TDS Common Shares on the last trading day in 1986, and assumes the reinvestment of cash dividends.

    With its short-term, myopic focus, Franklin can't seem to look beyond the current stock price. TDS is now primarily a wireless company. Like the prices of many of its wireless peers, the TDS stock price has been depressed due largely, we believe, to the recent increase in the competitive nature of the telecommunications industry and the large-scale investments needed to compete in this marketplace. NONETHELESS, THE PERCENTAGE CHANGE IN THE COMPANY'S STOCK PRICE FOR THE TWO-YEAR PERIOD ENDED MARCH 31, 1997 IS COMPARABLE TO OR BETTER THAN ITS CELLULAR PEERS.

    Both the Board and the Carlson family (which founded TDS and has substantially all of its assets in TDS stock) believe there is significant room for improvement in the current stock price. However, we believe that the way to enhance the TDS stock price is to make investments and conduct operations in ways that will result in long-term growth in value. This strategy is far better than financial re-engineering that may result in temporary, short-term increases at the expense of longer-term financial strength and competitiveness. The Company's structure is designed to achieve substantial financing and tax efficiencies. TDS is one of the few wireless companies that has significant income, high equity, low debt and an investment grade debt rating; and TDS has paid increasing dividends for 23 consecutive years.

    We share the desire of all shareowners for improvement in the TDS stock price. As a result of this concern, your Board and management met with certain shareowners to discuss action which could be taken to improve the performance of the TDS stock price. The Board authorized a stock buy-back program in December 1996, and the Company has since purchased approximately 1.2 million TDS Common Shares. The Board is continuing to explore additional means to enhance long-term shareowner value.

       MR. OFF IS TRULY INDEPENDENT AND FULLY QUALIFIED TO INCREASE VALUE

    Due to the increasingly competitive nature of the Company's businesses, the Board believes that consumer marketing skills are critical to the Company's future success. Accordingly, the Company's search for a new independent director was designed to identify a prominent CEO of a public company who has substantial experience in consumer marketing. This search, conducted by the national search firm Spencer Stuart, identified Mr. George W. Off, who was added to the Board in January 1997. The Board believes that Mr. Off's background and experience make him truly qualified to assist in building long-term shareowner value for the Company. There is no indication that the other nominee has similar experience to bring to the Board.

    Mr. Off brings substantial marketing and consumer product expertise to a Board that, collectively, has more than 180 years of experience in the telecommunications industry. He is completely independent of the Company and of any shareowner. In contrast, we believe that Franklin's nominee intends to serve Franklin's short-term interests. Your Board is firmly committed to the goal of building shareowner value and will not be distracted by this side-show. We ask for your support.

                            YOUR VOTE IS IMPORTANT!

    Your vote is important to ensure that TDS remains on the steady course of building long-term shareowner value, and to ensure that qualified and independent Board members represent the best interests of all shareowners.

    Please VOTE your WHITE proxy card FOR MR. OFF and mail it today, using the enclosed postage-paid envelope.

    Thank you for your continued loyalty and support.

                               Very truly yours,

           [SIG]                           [SIG]
LEROY T. CARLSON                           LEROY T. CARLSON, JR.
Chairman                                   President and Chief Executive Officer

                                   IMPORTANT!

 1. Regardless of how many shares you own, YOUR VOTE IS VERY IMPORTANT. Please sign, date and mail the enclosed WHITE proxy card(s), printed in black ink for Common Shares or red ink for Preferred Shares issued prior to October 31, 1981.

     PLEASE VOTE EACH WHITE PROXY CARD you receive, since each account must be voted separately. Only your latest dated proxy counts.

 2. We urge you NOT TO SIGN ANY BLUE PROXY CARD sent to you by Franklin, even as a vote of protest.

 3. Even if you have sent a BLUE proxy card to Franklin, you have every right to change your vote. You may revoke that proxy and vote as recommended by management by signing, dating and mailing the enclosed WHITE proxy card in the enclosed envelope.

 4. IF YOUR SHARES ARE HELD IN THE NAME OF A BANK, BROKER OR OTHER NOMINEE, please direct the party responsible for your accounts to vote the WHITE proxy card as recommended by management.

    If you have any questions on how to vote your shares, please contact our proxy solicitor, MacKenzie Partners, Inc., as indicated below:

                                        [LOGO]

                                156 Fifth Avenue
                              New York, New York 10010
                           (212) 929-5500 (call collect)
                                         or
                           CALL TOLL-FREE (800) 322-2885